Exhibit 99.1
NEWS RELEASE
1495 Steiger Lake Lane
Victoria, Minnesota 55386
952-443-2500

CONTACTS:	For Immediate Release
          Mark B. Thomas, CEO
HEI, Inc. Announces Results for Fiscal 2007 and Schedules Conference Call
MINNEAPOLIS, MINNESOTA, December 3, 2007 — HEI, Inc. (Nasdaq: HEII — www.heii.com) today announced its financial results for its fiscal year 2007, which ended September 1, 2007, and announced it will hold its conference call to discuss the financial results of Fiscal 2007 on Tuesday December 4, 2007 at 3:00 pm Eastern time (2:00 pm Central time).
Net sales for Fiscal 2007 were $38,384,000, a decrease of $10,677,000, or 22%, from net sales of $49,061,000 in Fiscal 2006. Net sales for our Microelectronic operations were $22.7 million in Fiscal 2007 as compared to $31.2 million in Fiscal 2006 or a decrease of $8.5 million or 27%. Sales at our AMO operations were $15.7 million compared to $17.9 million in Fiscal 2006 or a decrease of $2.2 million or 12%. The decrease was a result of several factors. The largest decrease came from our Microelectronics segment, which experienced a reduction in legacy business resulting from a series of consolidations in the telecommunications industry, off-shore outsourcing by one of our medical products customers, and a reduction in flexible substrate sales to our primary external customer who reduced orders to consume excess inventories of our product. Volumes at our Tempe facility increased subsequent to the end of Fiscal 2007 as our primary external customer increased orders and we increased the amount of interplant orders from our Victoria operation. Also on a year over year basis, our AMO segment experienced a reduction in design and development contracts.
Our gross profit as a percentage of net sales was 4% for Fiscal 2007 as compared to 16% in Fiscal 2006. The decline in gross profit was affected by several factors. The reduction in gross profit percentage of net sales was a result of lower sales volumes, which did not contribute as much to cover fixed operating costs. In addition, the decline in gross margin in the current fiscal year compared to the prior fiscal year was a result of a lower volume of higher margin design, development, verification, and validation contracts at the AMO segment. In addition, our prior year’s levels of fixed overhead costs were structured in anticipation of significantly higher sales volumes than were actually achieved. Cost reductions were made in the later part of Fiscal 2006 and again throughout Fiscal 2007, but did not have a material impact on the margins for Fiscal 2007 as sales reduced at a faster rate than we were able to reduce fixed and variable costs. The Company believes that it has adjusted its costs to be consistent with current sales volumes with gross profit as a percent of net sales expected to improve for Fiscal 2008.

Mark Thomas, HEI’s Chief Executive Officer, commented: “In addition to keeping an eye on costs to make sure they are in line with our current revenue levels, we have increased our focus on sales, which will be the key to our growth and long-term profitability.”
The Company filed its report on Form 10-K for the fiscal year ended September 1, 2007 with the Securities and Exchange Commission Friday, November 30, 2007 which contains further detailed information relating to the operating results and the business of HEI, Inc. Interested parties are encouraged to read this and other reports filed by the Company which provide more detailed information about HEI, Inc.
The conference call is being web cast and is also accessible via telephone. To access the listen-only web cast, visit http://w.on24.com/r.htm?e=98841&s=1&k=3BB19F03078B31FA6D1BA0B0AD5D5DBA. The conference call can be accessed via telephone by dialing 1-800-240-6709 (outside the US, dial 303-262-2140). Specify conference reservation number 11103755.
Replays of the conference call will be available December 4, 2007 at 4:00 pm Central time through January 4, 2008, by calling 1-800-405-2236 (outside the US, dial 303-590-3000) Specify conference reservation number 11103755.
Information for accessing the conference call is also available on the HEI’s web site at www.heii.com.

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged for the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
-Advanced Medical Division	4801 North 63rd Street, Boulder, CO 80301
-High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” and similar words. Statements contained in this press release, including the implementation of business strategies, growth of specific markets, improved results and the estimated HEI revenue, cash flow and profits, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, our ability to satisfy financial or other obligations or covenants set forth in our financing agreements, adverse competitive developments, change in or cancellation of customer requirements, collection of receivables and outstanding debt, HEI’s ability to control fixed and variable operating expenses, and other risks detailed from time to time in HEI’s SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results. See the risk factor section in annual report on Form 10K for year ended September 1, 2007.